Exhibit 10.1

Dated     July 24, 2024

ZURA BIO LIMITED

and

SOMEIT SIDHU

SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on _ July 24, 2024

BETWEEN:

(1)	Zura Bio Limited a company incorporated and registered in England and Wales with company number 13856620 and whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the "Company"); and

(2)	Someit Sidhu of 148 Kenilworth Road, Coventry, CV4 7AP, U.K., United Kingdom ("you").

IT IS AGREED THAT:

1.	Termination of employment

1.1	Your employment with the Company and any Associated Company will terminate on the Termination Date. Your entitlement to all remuneration and benefits will end on the Termination Date, except for any arrangements set out in this Agreement.

1.2	You will remain an employee of the Company until the Termination Date. Your current terms and conditions of employment will continue to apply, unless and to the extent that they are varied in this Agreement. You will continue to work in the usual way and to comply with, or work towards, any reasonable objectives that the Company sets for you, including relating to the handover of your duties.

1.3	Excluding the position you hold on the Zura Bio Limited (a Cayman Islands exempted company incorporated and registered in Cayman Islands with company number 372757) Board of Directors, if requested, you agree to resign from all directorships and other offices you hold with the Company or any Associated Company with effect from the Termination Date.

2.	Contractual payments

2.1	Salary. The Company will pay you any salary due to the Termination Date, less deductions for income tax and National Insurance contributions.

2.2	Payment in lieu of notice. The Company will pay to you the sum of $139,173 (or such equivalent amount in GBP as determined by the Company acting reasonably) in lieu of your contractual entitlement under your Contract to 3 months' notice, less deductions for income tax and National Insurance contributions ("PILON Payment").

2.3	Severance Payment. Subject to your compliance with the terms of this Agreement, and pursuant to Clause 28 of your Contract, the Company will pay to you the sum of $278,346 (or such equivalent amount in GBP as determined by the Company acting reasonably), less deductions for income tax and National Insurance contributions ("Severance Payment").

3.	Compensation Payment

3.1	The Company will pay you the sum of $139,173 (or such equivalent amount in GBP as determined by the Company acting reasonably) in as compensation for the termination of your employment (the "Compensation Payment"), subject to and in accordance with Clause 3.2 below. The Compensation Payment is paid to you on behalf of the Company, all Associated Companies and/or any Protected Persons without admission of any liability.

3.2	Subject to your compliance with the terms of this Agreement, the Compensation Payment, the PILON Payment and the Severance Payment will be paid to you within 30 days of the date of this Agreement on condition that:

3.2.1	by July 31, 2024, the Company receives this Agreement signed by you and the Advisor's Certificate signed by your Advisor.

4.	Stock

4.1	You received one stock option grant dated May 18, 2023 from Zura Bio Limited, a Cayman Islands exempted company incorporated and registered in Cayman Islands with company number 372757, over 1,950,000 shares with an exercise price of $0.01 per share which was granted under and subject to the Zura Bio Limited 2023 Equity Incentive Plan (which incorporates the Sub-Plan for United Kingdom Participants) (the "Plan") and the accompanying Option Certificate (your "Option Award").

4.2	In respect of your Option Award:

4.2.1	Prior to the Termination Date, in recognition of the time you served as CEO of the Company, more than one year beginning March 20, 2023, the Committee (as defined in the Plan) has agreed that it will accelerate the vesting of 487,500 shares of your Option Award, these options will be fully exercisable as of the Termination Date and those 487,500 options will remain exercisable until the stock option expires under its terms (ten (10) years from the date of grant).

4.2.2	In addition, prior to the Termination Date, in recognition of your service to the Company, the Committee has agreed that it will accelerate the vesting of an additional 512,500 shares of your Option Award, these options will be fully exercisable as of the Termination Date and those 512,500 options will remain exercisable until the stock option expires under its terms (ten (10) years from the date of grant).

4.2.3	In addition, prior to the Termination Date, the Committee has agreed that it will revise the vesting schedule applicable to an additional 250,000 shares of your Option Award, which will continue to vest after the Termination Date on the following basis and subject always to the Plan: one-third of these options will vest on each of the first, second and third anniversaries of the Termination Date, such that all 250,000 options would be fully vested and exercisable on the third anniversary of the Termination Date. To the extent vested, these 250,000 options (or such portion, if any, thereof as in fact vests) will remain exercisable until the stock option expires under its terms (ten (10) years form the date of grant).

4.2.4	Further, the Committee agreed that it would revise the vesting schedule applicable to an additional 700,000 shares of your Option Award, which would vest subject to your integral participation (as determined in the sole discretion of the Compensation Committee) in a capital raise (of at least $SOM) within twelve (12) months of the Termination Date, which the Compensation Committee has subsequently agreed did in fact so vest. Now vested, these 700,000 options will remain exercisable until the stock option expires under its terms (ten (10) years form the date of grant).

5.	Legal and Tax Advice Costs

5.1	The Company will make a contribution to your legal costs for taking advice about the effect of this Agreement.

5.2	The Company will pay up to £5,000 (including any disbursements and VAT) directly to your Legal Advisor once your Advisor has provided it with:

5.2.1	an invoice, addressed to you but marked payable by the Company (and submitted on or after the date of this Agreement); or if applicable, evidence of your payment of the invoice; and

5.2.2	confirmation that the costs were only incurred in advising you about the termination of your employment and the effect of this Agreement.

5.3	Additionally, the Company will pay to you the sum of £11,320, less deductions for income tax and National Insurance contributions, as a contribution to the professional advisory costs you have incurred for taking tax advice from Deloitte LLP in respect of this Agreement.

6.	INTENTIONALLY LEFT BLANK

7.	Your Ongoing Obligations

7.1	You agree that any clauses of your Contract that continue following the termination of your employment (including, without limitation, in relation to confidentiality and intellectual property under Clauses 17 and 20 of your Contract) will remain in full force and effect after the Termination Date.

In consideration of the Company's undertakings set out in Clause 8 below, you agree:

7.2	not to directly or indirectly make any derogatory or critical comments, whether orally or in writing, about the Company, any Associated Company, or its or their personnel, products or services (and you warrant that, as at the date of this Agreement, you have not made any comments that would breach this Clause);

7.2.1	not to directly or indirectly make any statement to the press or other media (including, to avoid doubt, the internet whether on a social or professional networking site or otherwise, including without limitation media such as Linkedln, WhatsApp, Facebook, X and Glassdoor), related to your employment with the Company or its termination, other than to identify yourself as a former employee of the Company, unless the Company agrees beforehand in writing that you can do so;

7.2.2	not to directly or indirectly disclose the contents of this Agreement to any person or entity except to HM Revenue & Customs, ACAS, your professional Advisors and your spouse/civil partner provided that your spouse/partner agrees to keep this information confidential, and you accept that any failure to do so by them will be treated as a breach of this agreement by you; and

7.2.3	to assist the Company (or any Associated Company) in relation to actual or threatened litigation or regulatory/administrative action, if the Company requests you to do so. The Company will only ask you to do this where it reasonably considers that you have knowledge and/or information relevant to the proceedings. The Company will reimburse you for any reasonable, pre-agreed costs that you properly incur in giving this assistance (which you acknowledge could take the form of giving statements/affidavits, meeting with the Company's legal and other professional advisors, attending any legal hearing and giving evidence, among other things).

8.0	The Company's Ongoing Obligations

8.1	In consideration of your undertakings set out in Clause 7 above, the Company agrees, subject to its legal and regulatory obligations:

8.1.1	not to directly or indirectly disclose the contents of this Agreement to any person or entity except to HM Revenue & Customs, ACAS or its professional Advisors.

8.1.2	to instruct executive staff not to directly or indirectly make any derogatory or critical comments, whether orally or in writing, about your employment or its termination.

8.2	To avoid doubt, nothing in this Agreement (whether this Clause 8, Clause 7 above or otherwise) shall prevent any disclosures or statements that:

8.2.1	you or any of the Company's or any Associated Company's officers, employees, workers or agents are entitled to disclose under section 43A of the Employment Rights Act 1996 provided that the disclosure is made in accordance with the provisions of that act and any applicable Company policy;

8.2.2	you or any person reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

8.2.3	the Company or any Associated Company making such disclosures as are required by law or regulatory requirement;

8.2.4	either party doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

8.2.5	either party disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination;

8.2.6	either party complying with an order from a court or tribunal to disclose or give evidence; or

8.2.7	either party, whether required to or not, making a disclosure to, or co- operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority, regarding any actual or alleged misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing).

9.0	Tax Indemnity

9.1	It is the parties' understanding that, pursuant to Part 6, Chapter 3 Income Tax (Earnings and Pensions) Act 2003, the first £30,000 of the Compensation Payment can be paid free of tax and national insurance contributions. The remaining amount of the Compensation Payment in excess of £30,000 shall be paid subject to such deductions as the Company is required by law to make.

9.2	If tax and/or employee National Insurance contributions are payable, whether in respect of the Compensation Payment or any other benefits provided to you or on your behalf under this Agreement, the responsibility for payment will be yours. Save for any tax and National Insurance contributions deducted by the Company, you hereby undertake to indemnify and hold the Company harmless against all other tax and employee national insurance contributions in respect of the Compensation Payments or benefits, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Company which arise out of or in connection with any liability to pay (or deduct) tax or employee national insurance contributions in respect of such payments or benefits.

10.0	Warranties

10.1	You warrant that, other than the arrangements set out in this Agreement:

10.1.1	you owe no sums or benefits to the Company or any Associated Company (and you agree that, if it is subsequently found that you do in fact owe any sums or benefits, the Company may offset these against any amounts owed to you under this Agreement);

10.1.2	you are not aware of any matter relating to any act or omission by you which, if you disclosed it to the Company, might affect the Company's decision to provide you with the Compensation Payment or any other arrangement set out in this Agreement; and

10.1.3	no sums or benefits are due to you from the Company, any Associated Company or any Protected Person.

11.0	Settlement And Waiver

11.1	Having consulted with, and taken legal advice from, the Advisor in respect of all claims and prospective proceedings that you may have against the Company, an Associated Company and/or a Protected Person, you:

11.1.1	assert that you have or may have claims (and therefore could bring proceedings) against the Company, an Associated Company and/or a Protected Person for any of the Employment Protection Claims;

11.1.2	agree and warrant that the Employment Protection Claims are all of the claims and prospective proceedings that you have against the Company, an Associated Company and/or a Protected Person arising out of or in connection with your employment and/or the holding of any office or its or their termination; and

11.1.3	agree and warrant that, you have not commenced proceedings before any Court or Tribunal in any jurisdiction against the Company and/or any Associated Company or any Protected Person in respect of any claim whatsoever, and will not do so or instruct anyone else to do so on your behalf.

11.2	Subject to Clause 11.3 below, you accept that the Compensation Payment and benefits to be given to you under this Agreement are without admission of liability by the Company, any Associated Company or any Protected Person and, in good faith, are intended to be in full and final settlement of all the Employment Protection Claims, and all claims and complaints whatsoever, whether known or not, in whatever jurisdiction, whether under common law, contract, statute or pursuant to European Union law or otherwise, that you have or may have, including any claims or complaints in the future of which you do not have knowledge (including claims of which you could not have known) and whether these claims have come into existence or not, against the Company, or an Associated Company, or a Protected Person, arising out of or in connection with your employment and/or office or its termination, each and all of which are hereby waived.

11.3	Clause 11.2 shall:

11.3.1	not apply to any claims which you may have against the Company, any Associated Company or their respective officers or employees, in respect of personal injury, the symptoms of which have not manifested themselves by or on the date of this Agreement (or of which, having used reasonable diligence, you should not reasonably be aware);

11.3.2	subject to Clause 11.3.1 above, apply to such matters as are referred to in Clause 11.2 regardless of whether or not you are aware, as at the date of this Agreement, of the facts giving rise to such claim or right of action;

11.3.3	apply to such matters as are referred to in Clause 11.2 regardless of whether or not, as at the date of this Agreement, the law recognises the existence of such claims or rights of action;

11.3.4	not apply in respect of the enforcement of this Agreement; and

11.3.5	not apply in relation to accrued entitlements under the pension scheme you and the Company contribute to.

11.4	You acknowledge that the Company has entered into this Agreement in reliance on the warranties and acknowledgements you have given by in it. If you:

11.4.1	breach all or any of the warranties or undertakings set out in, or any material term of, this Agreement;

11.4.2	bring any of the Employment Protection Claims;

11.4.3	bring any claim relating to your employment and/or its termination,

after all or part of the monies referred to in Clause 3 above have been paid to you the Company may, at its sole discretion, serve a written notice on you requiring you to immediately repay the Compensation Payment, the Severance Payment and the value of any benefits referred to in this Agreement to the Company. Those sums will be recoverable by the Company as a debt, without prejudice to the Company's ability to pursue, in addition, any other relief available to it as may be just or appropriate flowing from your breach. If the Company decides to exercise that option, it will serve a notice on you demanding such repayment. If you make a repayment in accordance with this clause, the Employment Protection Claims which have been settled under this Agreement will be reinstated. Alternatively, at the Company's election, such sums will be treated as an advance payment of any award that may be made to you by a Court or Tribunal.

12.0	Compliance With Statutory Provisions

12.1	You confirm that the following statements are true:

12.1.1	Sue Ball of Middleton Law Ltd. (the "Advisor") is a qualified independent lawyer and has provided written confirmation of that competence in the form of the Advisor's Certificate attached at Schedule 1 below;

12.1.2	the Advisor has advised you on the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an Employment Tribunal and has signed a certificate attached at Schedule 1 below;

12.1.3	you have told the Advisor all the circumstances arising out of or in connection with your employment and its termination and about any prospective claims you may have; and

12.1.4	there was in force when the Advisor gave the advice referred to in Clause 12.1.2 a policy of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of claims by you in respect of any loss arising in consequence of that advice.

12.2	The parties agree that this Agreement satisfies all of the conditions relating to settlement agreements and compromise agreements (as applicable) under the Relevant Legislation.

13.0	Definitions

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

"Associated Company"	includes any firm, company, business entity or other organisation:

	(a)	which is directly or indirectly controlled by the Company; or

	(b)	which directly or indirectly controls the Company; or

	(c)	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

	(d)	of which the Company or any Associated Company is a partner: or

	(e)	of which the Company or any Associated Companies referred to in Clauses (a) to (d) above owns or has a beneficial Interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

"Contract"	means your contract of employment with the Company dated 7 April 2023.

"Control"	has the meaning set out in s1124 Corporation Tax Act 2010, or, if applicable, s450 and s451 Corporation Tax Act 2010.

"Employment Protection Claims"	means a claim against the Company or an Associated Company or a Protected Person for any of the claims set out in Schedule 2.

"Protected Person"	means the Company, any Associated Company, and their respective directors, officers, employees and agents.

"Relevant Legislation"	S.203(3) Employment Rights Act 1996, S.147(3) Equality Act 2010, S.288 (2B) Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), S. 49(4) of the National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006and S.58 Pensions Act 2008.

"Termination Date"	means 8 April 2024.

All references in this Agreement and its Schedules to the Company or any Associated Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

14.0	Miscellaneous

14.1	The various provIsIons, sub-provisions and identifiable parts of this Agreement and its Schedules are severable. If any provision, sub-provision or identifiable part is held to be unenforceable by any court of competent jurisdiction, this will not affect the enforceability of the remaining provisions, sub-provisions or identifiable parts. Headings are inserted for convenience only and do not affect the construction of this Agreement.

14.2	Each party on behalf of itself and, in the Company's case, as agent for any Associated Company acknowledges and agrees with the other party (with the Company acting on its own behalf and as agent for each Associated Company) that:

14.2.1	this agreement constitutes the entire agreement between the parties and any Associated Company and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

14.2.2	in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement; and

14.2.3	it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

14.3	The terms of this Agreement constitute the entire agreement and understanding between the parties. It replaces all previous negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) concerning the subject-matter of this Agreement, all of which are hereby treated as terminated by mutual consent.

14.4	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non- contractual disputes or claims).

14.5	With the exception of Associated Companies and Protected Persons, who may enforce any rights and benefits conferred on them by this Agreement, a person who is not a party to this Agreement will not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.6	This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

14.7	EXECUTED by the parties on the date set out at the head of this Agreement.

Signed	)
for and on behalf of	)	/s/ Kim Davis
Zura Bio Limited	)	Duly authorised representative

Signed by	)	/s/ Some it Sidhu
Someit Sidhu	)

SCHEDULE 1

ADVISOR'S CERTIFICATE

I, Susan Ball, confirm that Someit Sidhu of 148 Kenilworth Road, Coventry CV4 7AP has received independent legal advice from me on the terms and effect of this Agreement in accordance with the provisions of the Relevant Legislation. I also confirm that I have advised Someit Sidhu in respect of all of the claims and prospective proceedings that he has or may have against the Company, all Associated Companies or Protected Persons (as defined in Clause 13 of this Agreement) out of or in connection with his employment or its termination.

I also warrant and confirm that I am a solicitor of the Senior Courts of England and Wales, who holds a valid practising certificate and whose Firm, Middleton Law, is covered by a policy of insurance or an indemnity provided for members of a profession or professional body which covers the risk of claims by Someit Sidhu in respect of any loss arising in consequence of such advice that I have given to Someit Sidhu in connection terms and effect of this Agreement.

SIGNED:	/s/ Someit Sidhu	DATED:	7/23/2024
Susan Ball Solicitor

SCHEDULE2

EMPLOYMENT PROTECTION CLAIMS

•	Unfair dismissal {constructive or otherwise) under s98 Employment Rights Act 1996 {as amended);

•	failure (or otherwise) to pay in lieu of notice or damages for termination of employment without notice under the Employment Rights Act 1996 (as amended);

•	breach of contract including but not limited to unpaid wages, unpaid holiday pay, unpaid sick pay, unpaid paternity pay (statutory or otherwise), unpaid adoption pay (statutory or otherwise), unpaid shared parental leave pay, unpaid bonus, unpaid commission and/or unpaid pension contributions;

•	failure to pay a redundancy payment whether statutory under the Employment Rights Act 1996 (as amended) or enhanced;

•	any claim in respect of any share or share options or any bonus or incentive schemes held by you in the Company or in any Associated Company or ancillary schemes offered or provided by the Company or any Associated Company;

•	unlawful deductions from wages or unlawful payments under the Employment Rights Act 1996 (as amended);

•	failure to provide equal treatment or pay for like, equivalent or equal value work, or equality of terms under the Equality Act 2010 (as amended), under the EU Equal Treatment Directive (Recast) (2006/54/EC) (as amended) or Article 157 Treaty on the Functioning of the European Union (as amended);

•	discrimination (direct or indirect), harassment or victimisation on grounds of, because of or in relation to race, colour, nationality or ethnic origin or national origin under the Equality Act 2010 (as amended);

•	discrimination (direct or indirect), harassment or victimisation on grounds of, because of or in relation to sex, gender reassignment or being married or in a civil partnership under the Equality Act 2010 (as amended);

•	discrimination (direct, indirect or arising from disability), harassment or victimisation on grounds of, because of or in relation to disability or failure of an employer to make reasonable adjustments under the Equality Act 2010 (as amended);

•	discrimination (direct or indirect), harassment or victimisation on grounds of, because of or in relation to religion or belief under the Equality Act 2010 (as amended);

•	discrimination (direct or indirect), harassment or victimisation on grounds of, because of or in relation to sexual orientation under the Equality Act 2010 (as amended);

•	discrimination (direct or indirect), harassment or victimisation on grounds of, because of or in relation to age under the Equality Act 2010 (as amended);

•	unfair dismissal (constructive or otherwise) and/or detriment on the grounds of or in relation to claiming, asserting or exercising a statutory right under the Employment Rights Act 1996 (as amended);

•	unfair dismissal and/or detriment due to exercising rights relating to protected public interest disclosures under the Public Interest Disclosure Act 1998 (as amended) and the Employment Rights Act 1996 (as amended);

,	unfair dismissal and/or detriment for health and safety reasons under the Employment Rights Act 1996 (as amended);

,	failure to provide a written statement of reasons for dismissal or the contents of the statement are disputed pursuant to the Employment Rights Act 1996 (as amended);

,	failure to comply with the ACAS Code of Practice on Disciplinary and Grievance Procedures;

•	failure to provide a written statement of terms and conditions or an adequate statement and any subsequent changes to those terms under the Employment Rights Act 1996 (as amended);

•	personal injury of which you are either aware of after reasonable due diligence of yourself and/or the symptoms of which have manifested themselves to you by the date of this Agreement;

•	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

•	any claim for physical or psychiatric illness relating to any aspect of your employment or its termination or any stress related claim and/or any claims relating to depression of any nature of which (having used reasonable diligence), you are aware;

•	any claim under tort and/or common law; and

•	any claims under the Protection from Harassment Act 1997 (as amended).